UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Confluent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rule 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Confluent, Inc., a Delaware corporation (the “Company”) by International Business Machines Corporation, a New York corporation (“Parent”), pursuant to the terms of an Agreement and Plan of Merger, dated December 7, 2025, by and among the Company, Parent and Corvo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. The communications below were first used or made available on December 8, 2025.

Employee FAQ

Transaction Details

Q: What did we announce?

A: We are excited to announce that IBM has entered into a definitive agreement to acquire Confluent for $31.00 per share in cash, subject to approval by Confluent shareholders, regulatory approvals, and other customary closing conditions. We are excited about what this next chapter can unlock for our industry and all of our stakeholders.

Q: Is the transaction all-cash or is there a stock component?

A: This is an all cash transaction. Upon close of the transaction, Confluent shareholders will receive $31 per share of common stock they own. Unvested Confluent restricted stock units (RSUs) held by employees will convert into a number of unvested RSUs settled in shares of IBM common stock with a similar value based on the transaction economics, and will continue to vest on the same schedule you have today. Unexercised options that are in the money (whether vested or unvested) and vested Confluent RSUs will be cashed out for their intrinsic value (deal price minus strike price, if applicable). Options that are out of the money at close will be canceled for no consideration.

Q: What changes between now and close?

A: Until the deal officially closes, which we expect to occur by the middle of 2026, nothing changes. For now, your role, manager, pay, benefits, and policies stay the same, and we still need to deliver on our Q4 and 2026 commitments. We understand that the pending transaction can be stressful, but at this stage, we won’t have all the details yet. We will share more information on timelines and integration as soon as we are able.

Q: What is the expected timing to close?

A: The transaction announcement is just the first step, and there are many milestones between now and transaction close, which we expect to occur by the middle of 2026. We will file our proxy statement, hold a special meeting for shareholders to vote, and obtain required regulatory approvals. While we cannot provide an exact closing date at this time, we are committed to keeping you updated as we progress through this process and approach close.

Q: How will Confluent operate after close?

A: After close, Confluent will operate as a standalone business unit within IBM, with Jay reporting directly to Rob Thomas, Senior Vice President, Software and Chief Commercial Officer at IBM. We will communicate detailed organizational and operational updates closer to close to ensure clarity and a smooth transition.

Q: These comms seem different than in the past, why is everything so structured?

A: Before the deal closes, we are subject to specific legal rules when it comes to the deal. We will continue to be as transparent as possible with relevant information, while staying in compliance, and we’ll keep you informed with timely updates as we have more information we can share. Please use authorized spokespeople* for external inquiries and stick to approved messaging to ensure clarity and consistency. It’s really important that what we share with shareholders and regulators is completely accurate. They need to understand why we made certain decisions, what we’re planning, and what it means for them.

That’s why all communication about the transaction has to be consistent and come from the right spokespeople—whether it’s internal or external, public or private. Lots of people will naturally have opinions, but the official message needs to come from the company, not individuals. So you’ll hear us say things like “Please check the FAQ” or point to other approved materials. That’s intentional and helps us stay aligned.

What we need from you is simple: let the designated spokespeople handle any questions about the announcement, in any channel. And even if the FAQ has the answer, please don’t copy/paste it into Slack or email. We need to keep all official communication coming from the right place.

Authorized spokespeople:

For Press/AR Inquiries: Justin Dorff/ pr@confluent.io

For Analyst/Investor: Shane Xie/ IR@confluent.io

Strategic Rationale

Q: What are the strategic benefits?

A: Once the transaction closes, as part of IBM, Confluent will deliver a unified platform that empowers enterprises to harness the full potential of AI with reliable, real-time data. IBM brings unmatched integration, a hybrid-cloud application infrastructure, and deep enterprise trust; Confluent completes this story with an industry leading data streaming platform. Modern applications are built around data, and together, IBM and Confluent will provide a platform that unifies the world’s largest enterprises unlocking data for cloud/microservices, accelerating time-to-value, and building the real-time data foundation required to scale AI across every organization. You can read more in our PR or in the note Jay sent to all employees.

Q: Will this change our strategy?

A: No, we will be building the same product for the same customers with the same ambition and sense of urgency. Confluent is part of a small cohort of next-generation infrastructure companies built for a consumption model, with real-time workloads and deep expertise building customer value, not licenses. We continue to have very ambitious goals to be the de facto platform for data for every enterprise, and we are fighting on multiple fronts: winning more Kafka workloads, delivering the DSP, and winning AI workloads. Doing this as a part of IBM gives us additional support to make the big bets necessary to realize our potential.

Q: What should we focus on between now and close?

A: Please continue to focus on our customers, our commitments, and our plans for Q4 and 2026. Staying focused on our goals and delivering on our commitments is how we’ll make this a success.

Becoming an IBM Employee

Q: How will I learn more about joining IBM?

A: After close, we will host information sessions and share country- and function-specific resources. Our commitment is to make the transition clear, predictable, and supportive.

Q: Are we starting integration planning now?

A: We are initiating high-level planning with designated leaders under strict legal guardrails. Our goal is to prepare thoughtfully while respecting our obligation to operate independently until the transaction closes. Until the deal officially closes, which we expect to occur by the middle of 2026, nothing changes. For now, your role, manager, pay, benefits, and policies stay the same, and we still need to deliver on our Q4 commitments. We understand that the pending transaction can be stressful, but at this stage, we won’t have all the details yet. We will share more information on timelines and integration as soon as we are able.

Q: Why is this transaction good for Confluent employees?

A: Reach and Access: Combining Confluent’s data streaming leadership with IBM’s global reach will help us innovate faster, scale further, and unlock more opportunities across AI and hybrid/multi--cloud for our customers. Confluent will be able to utilize IBM’s long-standing and trusted relationships with the largest enterprises in the world, and will gain greater access and more strategic relationships.

Stability + Long-term investment: We continue to have very ambitious goals to be the de facto platform for data for every enterprise, and we are fighting on multiple fronts: soaking up the world's Kafka, delivering the DSP, and winning AI workloads. Doing this as a part of IBM will give us the resources we need to make the big bets necessary to realize our potential. Larger platform for growth: Following the close of the deal, as part of IBM, Confluent employees will have easier access to large enterprises, stronger validation in technical conversations, more pipeline, more services support, and more opportunities to grow their careers.

Q: What can and cannot be discussed with IBM before close?

A: There are legal limits on what can be shared or decided before close, and our leaders have been briefed on those guidelines. We will share additional guidance if and when it becomes relevant to you or your team. If you don’t receive explicit direction to communicate with IBM, please do not do so.

Q: Will my role continue to be remote-first?

A: Yes.

Q: Will we still have access to our Confluent Offices?

A: Yes, there are no changes to our Confluent offices, and we still have plans to build out Burlingame.

Q: Can we visit/use IBM’s offices?

A: There may be ways to schedule/arrange visits to IBM offices before close. We'll communicate more in the future as this process is figured out.

Compensation, Benefits, Equity, and ESPP

Q: What happens to compensation, AEV, and benefits before close?

A: Our compensation and benefits programs do not change between now and close, as Confluent and IBM remain separate, independent companies. All existing programs and policies remain in effect.

Q: Will this impact the 2025 Bonus Payout?

A: No, the 2025 Bonus program will not be impacted.

Q: Will this impact the merit, TIP, and promo process in January?

A: No, until close, Confluent and IBM remain separate, independent companies, and our priorities remain the same. We will run the same merit and promotion process according to our current policies and plans.

Q: What happens to my equity at close?

A: If you hold Confluent shares at close, you will receive $31.00 in cash per share. If you hold unvested RSUs, they will be assumed by IBM and converted into a number of unvested IBM RSUs with a similar value based on the transaction economics, and they will continue to vest into IBM shares on your current schedule. If you hold unexercised stock options that are in the money or vested RSUs, they will be cashed out for their intrinsic value (deal price minus strike price if applicable); you do not need to exercise your vested options in order to receive the consideration. Options that are out of the money at close will be canceled for no consideration.

Q: Will my equity continue to vest before close?

A: Yes. Your equity will continue to vest in accordance with your current schedules and plan terms until close. Once your unvested RSUs are converted to IBM RSUs as of close, they will also continue to vest on your current schedules.

Q: What happens to my equity if I leave Confluent before close?

A: While we are excited to take this next step with our #oneteam together, our exit process has not changed - you forfeit your unvested equity when you leave Confluent and forfeit your vested options when the applicable post-termination exercise period expires.

Q: What happens to the ESPP?

A: There will be no new offering periods under the ESPP. If you are currently participating in an active offering period, you will still be able to continue to contribute and participate in the ESPP purchases that occur prior to close,but you will not be able to increase your rate of contributions or make any separate non-payroll contributions. If you are not participating in the ESPP, then there is no opportunity to start participating. Employees who own Confluent ESPP shares at close will receive $31.00 in cash per share.

Q: Am I allowed to buy shares of IBM?

A: As long as you are not in possession of material non-public information about IBM, you are permitted to buy shares of IBM.

Q: Are there changes to trading windows or policies?

A: Our Insider Trading Policy remains in effect, and the previously announced change to a company-wide quarterly blackout period will take effect as planned in mid-March 2026. Please continue to follow our standard trading windows and any event-based blackouts. If you have questions, the Legal and Equity teams are here to help.

Q: How will taxes be handled on equity at close?

A: Any required tax withholding and reporting associated with equity treatment at close will be processed in accordance with local country requirements and timing. Because every situation is unique, we encourage you to consult your tax advisor for personalized guidance.

Customers, Partners, Products, and Services

Q: Does this change our product offerings or commitments?

A: No. Until close, we operate independently and continue delivering our existing offerings and honoring all customer and partner commitments. Thank you for keeping your focus on quality and reliability—our customers are counting on us.

There is a sales toolkit available here, and an enablement session scheduled for Monday, December 8th at 10am. The recording will be shared.

Q: How should we communicate with customers and partners?

A: Please use approved messaging and materials only. We will provide an enablement toolkit with talking points. If you receive inquiries from the press, do not respond, please forward them to authorized spokespeople:

For Press/AR Inquiries: Justin Dorff/ pr@confluent.io

For Analyst/Investor: Shane Xie/ IR@confluent.io

Hiring and Talent Planning

Q: Are our hiring plans or interview processes changing?

A: Before close, nothing changes. We will continue to recruit, interview, and onboard as Confluent. Offers that have been extended remain valid, and we have many open roles that we are continuing to look to fill.

Q: How are we communicating with new hires and candidates?

A: The Talent team are prepared to discuss with any new candidates, or people who haven't started yet, to explain what is happening and why they should continue to be excited to join Confluent.

Q: How are offers with equity handled?

A: New hire equity grants will follow our current ranges and standard pricing practices. New hire awards will be treated in line with other outstanding awards at close.

Q: Are intern programs affected?

A: No, our intern programs are proceeding as planned.

Q: Will we still have our internal mobility program?

A: Yes, from now until close, our Confluent Internal Mobility process is in effect. After close, we will work closely with IBM to figure out how you can best gain visibility to the broader network.

Visa, Work Permit, and Immigration

Q: How does this announcement affect my immigration status before close?

A: There is no immediate impact to your immigration status before closing. We are planning for a successor-in-interest structure, and we will work closely with IBM and our immigration partners to support a seamless transition.

Q: How will H-1B renewals, PERM, and I-140 be handled after close?

A: Post-close, individual cases will be reviewed to determine the appropriate actions in line with local regulations. We will share guidance tailored to your situation and country requirements as it’s available.

Q: I may be traveling around the close date. Will I need new documentation?

A: If applicable, you will receive a successor-in-interest and travel letters to support your travel needs. Where required, the employing entity name will be updated with subsequent filings.

Policies, Conduct, and Communications

Q: Can I discuss the transaction on social media?

A: We ask that you do not comment or speculate about the transaction on social media, especially any speculative press that may come out. You may re-share official posts from Confluent or IBM with general excitement but ask that you limit personal commentary. The same sorts of rules that apply to earnings results apply here, as does our Social Media Policy.

Q: What if I am contacted by the media, analysts, or investors?

A: Only authorized spokespeople can comment. Please forward any inquiries to pr@confluent.io

Q: How should I treat transaction information?

A: Please treat all nonpublic details as confidential and as potential material non-public information (MNPI). Share information only on a need-to-know basis and follow all policies.

Taxes

Q: Can I talk to my tax advisor about the transaction?

A: Yes, you may discuss publicly disclosed information with your tax advisor. For questions specific to your situation, your tax advisor is the best resource.

Q: Will taxes be withheld on option and vested RSU cashouts at close?

A: Where applicable, option and vested RSU cashouts processed through payroll will include required tax withholdings consistent with local requirements in the year the transaction closes. We will share further details once timing is finalized.

How to Get Information

Q: Where will updates be posted?

A: We will keep this FAQ current, post updates in Slack #announcements-global , and send all-company emails at key milestones. You can always refer back to these sources for the latest information.

Q: How can I submit questions?

A: Please submit any questions you have using this google form. We will continue to update this Q&A as we are able to with the most common questions that come up.

Quick Reference

Q: What are the top things I need to know today?

A:

-	It is business as usual until close, and your role, compensation, benefits, and policies do not change.
-	Shareholders will receive $31.00 per share in cash at close.
-	Unvested RSUs will convert to unvested IBM RSUs and continue to vest on your current schedule, and options and vested RSUs will be cashed out based on their intrinsic value at close.
-	Please use approved messaging only and do not comment externally.

Thank you for everything you are doing for our customers and each other. We are proud of the momentum you have built, and we are committed to keeping you informed and supported every step of the way.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Confluent, Inc. (the “Company”) by International Business Machines Corporation (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of December 7, 2025, by and among the Company, Parent and Corvo Merger Sub, Inc. The Company intends to file a preliminary and definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to a special meeting of stockholders to be held in connection with the proposed acquisition. After filing the definitive proxy statement (the “Proxy Statement”) with the SEC, the Company will mail the Proxy Statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting. The Proxy Statement will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC RELATING TO THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and stockholders of the Company may obtain a free copy of the preliminary and definitive versions of the proxy statement once filed, as well as other relevant filings containing information about the Company and the proposed acquisition, including materials that are incorporated by reference into the Proxy Statement, without charge, at the SEC’s website (https://www.sec.gov) or from the Company by going to the Company’s Investor Relations Page on its website (https://www.confluent.io).

Participants in the Solicitation

The Company and its directors, and certain of its executive officers, consisting of Lara Caimi, Jonathan Chadwick, Alyssa Henry, Matthew Miller, Neha Narkhede, Greg Schott, Eric Vishria, Michelangelo Volpi, who are the non-employee members of the Board of Directors of the Company (the “Board”), and Jay Kreps, Chief Executive Officer and Chairman of the Board, Rohan Sivaram, Chief Financial Officer, and Ryan Mac Ban, Chief Revenue Officer, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed acquisition. Information regarding the Company’s directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” and “Director Compensation” contained in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2025 annual meeting of stockholders, which was filed with the SEC on April 23, 2025. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC, including (i) the Form 4s filed by Ms. Narkhede on May 6, 2025, June 4, 2025, June 12, 2025, September 11, 2025, October 31, 2025, November 5, 2025 and December 3, 2025; (ii) the Form 4s filed by Mr. Sivaram on May 22, 2025, June 4, 2025, June 9, 2025, August 22, 2025, September 10, 2025, October 31, 2025, November 24, 2025 and December 3, 2025; (iii) the Form 4s filed by Mr. Kreps on May 19, 2025, May 22, 2025, June 9, 2025, August 18, 2025, August 22, 2025, September 8, 2025, November 17, 2025 and November 24, 2025; (iv) the Form 4 filed by Mr. Chadwick on April 4, 2025 and June 12, 2025; (v) the Form 3 filed by Mr. Ban on May 16, 2025 and the Form 4s filed by Mr. Ban on May 22, 2025, June 24, 2025, August 22, 2025, September 24, 2025 and November 24, 2025; (vi) the Form 4s filed by Mr. Vishria on May 21, 2025, June 9, 2025, June 12, 2025, September 2, 2025 and October 31, 2025; (vii) the Form 4 filed by Mr. Volpi on June 9, 2025; (viii) the Form 4 filed by Ms. Caimi on June 12, 2025; (ix) the Form 4 filed by Mr. Schott on June 12, 2025; and (x) the Form 4 filed by Ms. Henry on June 12, 2025. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.confluent.io.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed “forward-looking statements”, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the Company’s proposed transaction with Parent. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of the Company; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally.

Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Proxy Statement and other filings made by the Company from time to time with the Securities and Exchange Commission. These filings, when available, are available on the investor relations section of the Company’s website (https://www.confluent.io) or on the SEC’s website (https://www.sec.gov). If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.